FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Dated October 4, 2006

Registration No. 333-134782

FRANKLIN AUTO TRUST (FRNK) 2006-1

JOINT-LEAD MGRS/JOINT-BOOKRUNNERS: DEUTSCHE BANK SECURITIES AND CITIGROUP

Cls	QTY/MMs	WAL	MDY/S&P	Spread	Yield	Coupon	$Price
A-1	$ 65.000	0.26	P-1/A-1+	-1	5.360%	5.360%	100.00000
A-2	$ 96.000	1.00	Aaa/AAA	+1	5.265%	5.200%	99.992289
A-3	$ 93.000	2.00	Aaa/AAA	+6	5.102%	5.040%	99.983873
A-4	$ 61.950	3.05	Aaa/AAA	+10	5.089%	5.030%	99.983626
B	$ 22.187	3.68	A1/A	+21	5.201%	5.140%	99.981697
C	$ 16.863	3.69	Baa3/BBB	+49	5.481%	5.410%	99.968677

EXPECTED SETTLEMENT: 10/10/06 FLAT

1ST DISTRIBUTION: 10/20/06

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.